EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

AK Steel Announces Financial Results for Second Quarter 2017
Company Reports Net Income of $61.2 Million – Best Second Quarter Since 2008

WEST CHESTER, OH, July 25, 2017 – AK Steel (NYSE: AKS) today reported its financial results for the second quarter of 2017.

2nd Quarter 2017 Highlights

•	Net income of $61.2 million, or $0.19 per diluted share

•	Adjusted EBITDA of $142.0 million increased 43% from the second quarter 2016

•	Adjusted EBITDA margin improved to 9.1% from 6.7% in the second quarter 2016

•	Completed actions to reduce long-term debt by $130 million

•	Reached agreement to acquire Precision Partners; transaction closing expected in the third quarter

AK Steel reported net income of $61.2 million, or $0.19 per diluted share of common stock, for the second quarter of 2017, compared to net income of $17.3 million, or $0.08 per diluted share, for the second quarter of 2016.
The company’s adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $142.0 million, or 9.1% of net sales, for the second quarter of 2017 increased 43% from adjusted EBITDA of $99.3 million, or 6.7% of net sales, for the year ago second quarter.
“Our second quarter performance highlights the continued benefits achieved through the strategic initiatives implemented during the past year and a half,” said Roger K. Newport, Chief Executive Officer of AK Steel. “We are executing on the strategy that we laid out in early 2016 as further evidenced by our pending acquisition of Precision Partners. This step strengthens our position as a provider of value-added materials and design solutions.”
Net sales increased 4% to $1.56 billion for the second quarter of 2017 from $1.49 billion for the second quarter of 2016. Second quarter shipments declined 6% to 1,465,200 tons compared to the second quarter a year ago, primarily as a result of a decrease in automotive demand. Average selling price per ton increased 11% to $1,058 from $957 in the same quarter a year ago, primarily as a result of a higher average selling price on both contract and spot market sales and higher surcharges on specialty steel products.
The increase in net sales and our continued focus on cost management, partially offset by higher raw material and energy costs, contributed to the 43% increase in adjusted EBITDA to $142.0 million for the second quarter of 2017 from $99.3 million for the second quarter a year ago. Results for the second quarter of 2017 included a LIFO charge of $23.9 million, compared to a LIFO charge of $20.7 million in the second quarter a year ago. Costs for planned maintenance outages for the second quarter of 2017 were $22.4 million, as compared to $19.7 million from the same quarter a year ago. The recent second quarter includes $10.1 million of refundable state incentive credits for the 2015 and 2016 years that became realizable during the quarter.
The company ended the second quarter of 2017 with total liquidity of approximately $1.4 billion, consisting of cash and cash equivalents and $1.3 billion of availability under the company’s revolving credit facility.

Six-Month Results
For the first six months of 2017, the company reported net income of $123.7 million, or $0.38 per diluted share, compared to net income of $3.7 million, or $0.02 per diluted share, in the corresponding six months of 2016.
Sales for the first six months of 2017 were $3.09 billion compared to sales of $3.01 billion in the same period a year ago. Shipments for the first half of 2017 were 2,952,100 tons compared to 3,213,700 tons in the first half of 2016. The reduction in shipments was primarily a result of continued efforts to reduce sales of lower margin products as well as a decrease in automotive demand. The company’s average selling price for the first half of 2017 was $1,040 per ton, an increase from $935 per ton for the first half of 2016. The higher sales reflect an increase in average selling price on both contract and spot market sales, higher surcharges on specialty steel products, and an improved product mix.
Adjusted EBITDA for the first six months of 2017 was $284.9 million, an increase of 58% over adjusted EBITDA of $180.4 million for the same period last year. The company’s adjusted EBITDA margin as a percent of net sales improved to 9.2% for the first six months of 2017 from 6.0% for the same period a year ago. The improvement was principally driven by the company’s strategy to focus on higher margin products, optimize its manufacturing footprint, and maintain its focus on cost control.
The first half of 2017 included LIFO charges of $59.3 million, compared to LIFO charges of $8.4 million in the first half of 2016. The company recorded costs of $29.7 million during the first six months of 2017 for planned maintenance outages, compared to $23.1 million during the first six months of 2016.

Iron Ore Derivatives
The company routinely uses iron ore derivatives to reduce the volatility in the cost of its iron ore purchases. Historically, these derivatives qualified for hedge accounting—meaning that gains and losses on derivatives were reflected in the company’s financial results in the same period that the hedged iron ore purchases affected earnings. Beginning in the third quarter of 2016, the company’s iron ore derivatives no longer qualify for hedge accounting treatment. Therefore, adjustments to mark these derivatives to fair value each period are recognized immediately in the company’s financial results, versus being recognized in the period that iron ore purchases affect earnings.
In the second quarter of 2017, the fair value of the company’s iron ore derivatives decreased due to a reduction in the market price of iron ore, which resulted in the company recognizing mark-to-market losses of $8.4 million in its second quarter results. The company has net mark-to-market gains of $7.9 million in its results for the six months ended June 30, 2017. Not included in the financial results for the second quarter of 2017 were $8.9 million of gains from iron ore derivative contracts that settled during this period, as those gains were recognized in prior periods as a result of those hedges no longer qualifying for hedge accounting treatment. For the first six months of 2017, the company had $20.3 million of gains from iron ore derivative contracts that were not recognized in the financial results during that period as those gains were recognized in prior periods.

Acquisition of Precision Partners Holding Company
Effective June 30, 2017, the company signed an agreement to acquire Precision Partners Holding Company for $360.0 million in cash. Precision Partners is a leading North American automotive market company that provides engineering, tooling, die design and hot and cold stamped steel components. The company is headquartered in Ontario, Canada, and has more than 1,000 employees, including about 300 engineers and skilled tool makers, across eight plants in Ontario, Alabama and Kentucky. On July 14, 2017, AK Steel received U.S. antitrust clearance for the transaction. The transaction is subject to customary closing conditions and regulatory approval in Canada. Depending on the timing and outcome of the regulatory reviews, we expect the closing to occur during the third quarter of 2017. The company expects to initially fund the acquisition with cash on hand and borrowings under the company’s revolving credit facility.

Senior Notes Offering and Debt Redemption
During the second quarter the company completed actions to reduce its long-term debt by $129.8 million. In March 2017, the company issued $400.0 million of 7.00% senior unsecured notes due 2027. Through a concurrent tender offer for its 7.625% senior unsecured notes due 2020, and subsequent redemption, the company retired all $529.8 million in principal of the 2020 notes in the first half of 2017. Included in other income (expense) in the second quarter of 2017 was $3.4 million of expense related to the debt redemption. The company

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recorded other expense of approximately $13.1 million in the first half of 2017 related to the issuance of the 2027 notes and redemption of the 2020 notes.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, and carbon and stainless tubular products, primarily for automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing operations across six states (Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia) and one tube plant in Mexico. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
Certain statements made or incorporated by reference in this earnings release reflect management’s estimates and beliefs and are intended to be “forward-looking statements” identified in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify forward-looking statements.
The company cautions readers that forward-looking statements reflect the company’s current beliefs and judgments, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently affected by economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions about future business decisions and conditions that may change.
Forward-looking statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including that our acquisition of Precision Partners may not be consummated, or may not be consummated in a timely manner; that regulatory approval may not be obtained or may only be obtained subject to conditions that are not anticipated; that we will not integrate Precision Partners successfully following the consummation of the acquisition; and that potential growth opportunities, accretion to earnings and cash flow and other anticipated benefits and opportunities from the acquisition, such as providing enhanced customer solutions and accelerated research and innovation, may not be fully realized or may take longer to realize than expected. In addition, factors that could cause our actual results and financial condition and any benefits from the acquisition, if consummated, to differ materially from the results contemplated by such forward-looking statements include reduced selling prices, shipments and profits associated with a highly competitive and cyclical industry; domestic and global steel overcapacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers or key suppliers; the company’s significant proportion of sales to the automotive market; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not reaching new labor agreements on a timely basis; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; potential permanent idling of facilities; inability to fully realize benefits of margin enhancement initiatives; information technology security threats and cybercrime; as well as those risks and uncertainties discussed in more detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated in subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. As such, the company cautions readers not to place undue reliance on forward-looking statements, which speak only to the company’s plans, assumptions and expectations as of the date hereof. The company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Shipments (000 tons)	1,465.2	1,555.5	2,952.1	3,213.7
Selling price per ton	$1,058	$957	$1,040	$935

Net sales	$1,557.2	$1,492.2	$3,090.6	$3,011.0

Cost of products sold	1,343.7	1,325.0	2,654.5	2,690.5
Selling and administrative expenses	65.1	62.2	136.3	125.7
Depreciation	55.1	54.3	110.2	108.0
Pension and OPEB expense (income)	(16.2)	(11.9)	(32.4)	(23.8)
Total operating costs	1,447.7	1,429.6	2,868.6	2,900.4
Operating profit	109.5	62.6	222.0	110.6
Interest expense	38.2	41.4	77.6	84.2
Other income (expense)	(3.6)	2.1	(11.4)	1.4
Income before income taxes	67.7	23.3	133.0	27.8
Income tax expense (benefit)	(8.7)	(10.6)	(22.1)	(10.5)
Net income	76.4	33.9	155.1	38.3
Less: Net income attributable to noncontrolling interests	15.2	16.6	31.4	34.6
Net income attributable to AK Steel Holding Corporation	$61.2	$17.3	$123.7	$3.7
Net income per share attributable to AK Steel Holding Corporation:
Basic	$0.19	$0.08	$0.39	$0.02
Diluted	$0.19	$0.08	$0.38	$0.02
Weighted-average shares outstanding:
Basic	314.3	216.4	314.2	197.0
Diluted	319.0	217.2	322.8	197.6

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$136.3	$173.2
Accounts receivable, net	530.9	442.0
Inventory, net	1,103.5	1,113.9
Other current assets	83.7	94.6
Total current assets	1,854.4	1,823.7
Property, plant and equipment	6,609.7	6,569.0
Accumulated depreciation	(4,663.5)	(4,554.6)
Property, plant and equipment, net	1,946.2	2,014.4
Other non-current assets	205.0	197.9
TOTAL ASSETS	$4,005.6	$4,036.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$672.8	$589.9
Accrued liabilities	212.9	234.1
Current portion of pension and other postretirement benefit obligations	41.3	41.3
Total current liabilities	927.0	865.3
Non-current liabilities:
Long-term debt	1,689.7	1,816.6
Pension and other postretirement benefit obligations	1,057.1	1,093.7
Other non-current liabilities	146.2	148.4
TOTAL LIABILITIES	3,820.0	3,924.0

EXCHANGEABLE NOTES EXCHANGE FEATURE	—	21.3
Equity:
Common stock, authorized 450,000,000 shares of $0.01 par value each; issued 315,712,590 and 314,739,500 shares in 2017 and 2016; outstanding 314,817,492 and 314,160,557 shares in 2017 and 2016	3.2	3.1
Additional paid-in capital	2,882.6	2,855.4
Treasury stock, common shares at cost, 895,098 and 578,943 shares in 2017 and 2016	(5.4)	(2.4)
Accumulated deficit	(2,941.1)	(3,064.8)
Accumulated other comprehensive loss	(106.1)	(63.5)
Total stockholders’ equity (deficit)	(166.8)	(272.2)
Noncontrolling interests	352.4	362.9
TOTAL EQUITY	185.6	90.7
TOTAL LIABILITIES AND EQUITY	$4,005.6	$4,036.0

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$155.1	$38.3
Depreciation	101.8	100.8
Depreciation—SunCoke Middletown	8.4	7.2
Amortization	11.7	9.9
Deferred income taxes	(17.9)	(7.2)
Pension and OPEB expense (income)	(32.4)	(23.8)
Contributions to pension trust	(6.0)	—
Other postretirement benefit payments	(21.5)	(16.0)
Changes in working capital	6.5	122.2
Other operating items, net	(2.5)	41.6
Net cash flows from operating activities	203.2	273.0

Cash flows from investing activities:
Capital investments	(52.1)	(53.9)
Cash held for retirement of debt	—	(135.4)
Other investing items, net	2.9	2.1
Net cash flows from investing activities	(49.2)	(187.2)

Cash flows from financing activities:
Net borrowings (payments) under credit facility	—	(400.0)
Proceeds from issuance of long-term debt	400.0	380.0
Redemption of long-term debt	(538.2)	(259.0)
Proceeds from issuance of common stock	—	249.4
Debt issuance costs	(8.3)	(19.3)
SunCoke Middletown distributions to noncontrolling interest owners	(41.9)	(37.0)
Other financing items, net	(2.5)	(0.3)
Net cash flows from financing activities	(190.9)	(86.2)

Net increase (decrease) in cash and cash equivalents	(36.9)	(0.4)
Cash and cash equivalents, beginning of period	173.2	56.6
Cash and cash equivalents, end of period	$136.3	$56.2

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted EBITDA margin that exclude the effects of noncontrolling interests. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA to exclude the effect of noncontrolling interests. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA and adjusted EBITDA margin are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted EBITDA margin as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliation of adjusted EBITDA.

Reconciliation of Adjusted EBITDA

(dollars in millions, except per ton)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to AK Steel Holding	$61.2	$17.3	$123.7	$3.7
Net income attributable to noncontrolling interests	15.2	16.6	31.4	34.6
Income tax expense (benefit)	(8.7)	(10.6)	(22.1)	(10.5)
Interest expense	38.2	41.4	77.6	84.2
Interest income	(0.4)	(0.6)	(0.8)	(0.9)
Depreciation	55.1	54.3	110.2	108.0
Amortization	1.0	1.1	4.8	3.1
EBITDA	161.6	119.5	324.8	222.2
Less: EBITDA of noncontrolling interests (a)	19.6	20.2	39.9	41.8
Adjusted EBITDA (b)	$142.0	$99.3	$284.9	$180.4
Adjusted EBITDA margin	9.1%	6.7%	9.2%	6.0%

(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

(dollars in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to noncontrolling interests	$15.2	$16.6	$31.4	$34.6
Depreciation	4.4	3.6	8.5	7.2
EBITDA of noncontrolling interests	$19.6	$20.2	$39.9	$41.8

(b)	Included in adjusted EBITDA for the three and six months ended June 30, 2017, were $(8.4) million and $7.9 million of unrealized gains (losses) on iron ore derivatives.

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Tons Shipped by Product
Stainless/electrical	210.5	227.1	420.4	450.9
Coated	763.8	819.4	1,543.1	1,656.5
Cold-rolled	241.7	256.7	487.9	558.6
Tubular	30.9	31.3	61.6	60.7
Hot-rolled	183.8	183.9	362.4	404.3
Secondary	34.5	37.1	76.7	82.7
Total shipments	1,465.2	1,555.5	2,952.1	3,213.7

Shipments by Product (%)
Stainless/electrical	14%	15%	14%	14%
Coated	52%	52%	52%	51%
Cold-rolled	17%	17%	17%	17%
Tubular	2%	2%	2%	2%
Hot-rolled	13%	12%	12%	13%
Secondary	2%	2%	3%	3%
Total shipments	100%	100%	100%	100%

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